As filed with the Securities and Exchange Commission on June 4, 1999
                                           Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------
                           VION PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------
             Delaware                                           13-3671221
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                              ---------------------
          4 SCIENCE PARK, NEW HAVEN, CONNECTICUT 06511, (203) 498-4210 (Address, including zip code, and telephone number, including area code, of principal executive offices)

                              ---------------------
               ALAN KESSMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
 VION PHARMACEUTICALS, INC., 4 SCIENCE PARK, NEW HAVEN, CONNECTICUT 06511,
                                 (203) 498-4210
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------
       Copies of all communications, including all communications sent to the agent for service, should be sent to:
    PAUL JACOBS, ESQ., FULBRIGHT & JAWORSKI L.L.P., NEW YORK, NEW YORK 10103

                              ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                                                   CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED            PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO       MAXIMUM OFFERING       AGGREGATE OFFERING      AMOUNT OF
            SECURITIES TO BE REGISTERED              BE REGISTERED    PRICE PER SHARE (1)         PRICE (1)       REGISTRATION FEE
---------------------------------------------------  -------------  -----------------------  -------------------- ----------------
Common Stock, par value $.01 per share.............     893,915            $5.71875               $5,112,077           $1,422
---------------------------------------------------  -------------  -----------------------  -------------------- ----------------

(1) Estimated solely for the purpose of calculating the registration fee. Such estimates have been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and are based upon the average of the high and low prices per share of the Registrant's Common Stock on the Nasdaq SmallCap Market on May 27, 1999.

                            -------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                    SUBJECT TO COMPLETION, DATED JUNE 4, 1999

PROSPECTUS
----------

                                 893,915 SHARES

                           VION PHARMACEUTICALS, INC.

                                  COMMON STOCK

         Our stockholders listed in this prospectus are offering and selling from time to time an aggregate of 893,915 shares of our common stock. The shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

                    OUR NASDAQ SMALLCAP MARKET SYMBOL -- VION

                      CLOSING PRICE (JUNE 3, 1999) -- $5.00

                              --------------------


         SEE "RISK FACTORS," WHICH BEGINS ON PAGE 6 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SHARES BEING OFFERED PURSUANT TO THIS PROSPECTUS.


                              --------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




        THE DATE OF THIS PROSPECTUS IS                     , 1999

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
About this Prospectus................................................        2
Summary of Vion's Business...........................................        3
Recent Developments..................................................        4
Risk Factors.........................................................        6
Use of Proceeds......................................................       13
Selling Stockholders ................................................       13
Plan of Distribution.................................................       15
Legal Matters........................................................       15
Experts..............................................................       16
Note Regarding Forward-Looking Statements............................       16
Where You Can Find More Information..................................       16


                              ABOUT THIS PROSPECTUS

         This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission to register 893,915 shares of our common stock on behalf of the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

         You should rely only on the information provided or incorporated by reference in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                           SUMMARY OF VION'S BUSINESS

         We are a biopharmaceutical company engaged in research and development of therapeutic products for the treatment of cancer. Pursuant to a license agreement with Yale University, we have acquired the rights to anticancer and antiviral patents and technologies which we believe provide a broad base for the future development of therapeutic products.

         Our product development strategy consists of two main approaches:

         (1) In-house research and collaborations with academic institutions; and

         (2) Partnerships with other companies to develop and eventually market our technologies.

         Research and Development. Our core technologies which form the initial focus of our research and development are:

         o Tumor Amplified Protein Expression Therapy, or TAPET(R), an anticancer therapy that utilizes genetically modified salmonella bacteria as "missiles" to deliver multiple forms of treatment to solid tumors;

         o Promycin(R) (porfiromycin), an anticancer cell therapeutic which targets oxygen-depleted cells that are otherwise resistant to radiation therapy;

         o Sulfonyl hydrazine prodrugs, which are designed to be activated in cancer cells or the surrounding area and destroy cancer cells; A prodrug is generally a non-toxic drug form which is converted into the active drug once it is in the body, either metabolically or through hydrolysis;

         o  Novel nucleoside analogs which inhibit the Hepatitis B virus;

         o Ribonucleotide reductase inhibitors such as Triapine(TM), which block the formation of DNA and thereby inhibit the replication of cancer cells.

         In addition to our core technologies, we have sponsored development and obtained the rights to MELASYN(TM), a synthetic form of melanin. We intend to target projects for all of the above agents based upon the likelihood that commercial products can successfully be developed using technology which is available to us without additional cost, the potential commercial market for the product and the projected time needed to develop and market the product.

         Strategic Partnerships. We have entered into, and will continue to pursue, strategic partnerships with other companies. In November 1997, we entered into an exclusive worldwide licensing agreement with Boehringer Ingelheim International GmbH for the development and marketing of Promycin(R), our lead anticancer agent. If our TAPET technology proves its ability to inhibit the growth of tumors in humans, we intend to seek strategic partnerships with other pharmaceutical companies to use TAPET to deliver new, proprietary anticancer agents. Other technologies that are candidates for strategic partnerships include Triapine(TM) and the sulfonyl hydrazine prodrugs.

         We were incorporated in March 1992 as a Delaware corporation named MelaRx Pharmaceuticals, Inc. In April 1995 we changed our name to OncoRx, Inc. in connection with a merger, and in April 1996 we changed our name to Vion Pharmaceuticals, Inc. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210. The terms "we," "us," "our" and "Vion" refer to Vion Pharmaceuticals, Inc.

                               RECENT DEVELOPMENTS

PRIVATE PLACEMENT

         In April 1999, we completed a private placement of 893,915 shares of our common stock to the selling stockholders at a price of approximately $4.47 per share, which was 90% of the average closing price of the common stock on the Nasdaq SmallCap Market for the 10 consecutive trading days immediately prior to April 8, 1999, for aggregate proceeds of $4,000,000. Shares were sold to the selling stockholders on April 8, April 13 and April 19.

         In connection with the private placement, we agreed with the selling stockholders as follows:

         o If we issue or agree to issue any common stock at a price less than $4.47 per share during the 12 months following the closing of the private placement, we must immediately issue additional shares of common stock to the selling stockholders. We will issue that number of additional shares of common stock so that the selling stockholders will have obtained a total number of shares equal to $4,000,000 divided by the lower price per share. There are exceptions to this obligation for shares issued by us upon the exercise of employee stock options and upon the exercise or conversion of currently outstanding options, warrants or preferred stock. Our obligation will terminate after we complete a private placement or public offering of our common stock at a price per share greater than $4.47 where the gross proceeds to us are at least $11,000,000.

         o If any of the following events occurs, we must pay to the selling stockholders 3% of the amount of their investment for each 30-day period, or portion of a 30-day period, during which the event continues:

                  o this registration statement has not been declared effective within 120 days after the closing of the private placement, unless at that time Vion is actively engaged in completing an underwritten public offering;

                  o the common stock issued in the private placement fails to be listed on any principal securities exchange or market on which our common stock is traded; or

                  o the selling stockholders are unable to use this registration statement in connection with the sale of their shares for more than 90 days in any 12- month period, unless the reason for the inability is because of the need to update disclosures regarding regulatory developments with respect to our products.

         o If we fail or refuse to make any payment described above, at the request of any selling stockholder we must purchase all or a portion of the shares of common stock purchased in the private placement by the selling stockholder at a purchase price per share of $4.9222. The amount of default payments to any selling stockholder for any one month may not exceed 3% of the amount invested by the selling stockholder in the private placement.

EPTTCO COLLABORATION

         In April 1999, we entered into a collaboration with EPTTCO Limited, a newly formed drug delivery company based in the United Kingdom. Through the collaboration, we will seek to "arm" our TAPET(R) vectors with EPTTCO's prodrug activation technology, which uses enzymes to convert inactive prodrugs into cytotoxic anticancer agents, and to create new cancer treatments that may be systematically delivered and may potentially be more effective against solid tumors and less toxic to normal tissues than current anticancer drugs. EPTTCO's technology is a drug activating system that selectively releases prodrugs within tumors, resulting in local killing of tumor cells while sparing normal tissues from toxic effects. Under the terms of the collaboration agreement, Vion and EPTTCO will equally contribute technology and manpower to establish and test the combined therapeutic system. If a specific combination of the two technologies proves successful, Vion and EPTTCO will seek a corporate partner to clinically develop and commercialize the combined system.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

         WE HAVE A LIMITED OPERATING HISTORY AND AN ACCUMULATED DEFICIT, AND WE ANTICIPATE LOSSES FOR SEVERAL YEARS.

         We are in the development stage and we have not generated any material ongoing revenues. At December 31, 1998, we had an accumulated deficit of approximately $50.6 million, and since then we have experienced significant losses which we expect to continue for the foreseeable future. We cannot assure you that our research and development activities will result in any commercial products or that we will ever realize revenues from the sale of any of our products. We have incurred a substantial portion of our losses in connection with research we sponsored on several product candidates pursuant to an agreement with Yale University. We continue to have substantial financial commitments to Yale pursuant to the agreement with them. We will continue to conduct significant research, development, testing and regulatory compliance activities which, together with administrative expenses, are expected to result in operating losses for at least the next several years.

         OUR PRODUCTS ARE CURRENTLY UNDER DEVELOPMENT AND WE CANNOT ASSURE YOU THAT ANY OF OUR PRODUCT CANDIDATES WILL BE SUCCESSFULLY DEVELOPED.

         Our proposed products are still under development and require significant further research, development and testing. We expect that our products will not be commercially available for a significant period of time, if ever. There has been only limited research on many of our technologies. Results obtained in research and testing conducted to date are not conclusive as to whether compounds we are investigating will be effective or safe for their proposed uses. In some cases, we have not yet selected lead compounds for our proposed products. Our successful development of any product is subject to the risks of failure inherent in the development of products or therapeutic procedures based on innovative technologies. These risks include the possibilities that:

         o any or all of these proposed products or procedures are found to be ineffective or unsafe or otherwise fail to receive necessary regulatory clearances or approvals;

         o the proposed products or procedures are uneconomical to market or do not achieve broad market acceptance;

         o third parties hold proprietary rights that preclude us from marketing proposed products; or

         o        third parties market a superior or equivalent product.

         THE EFFICACY AND SAFETY OF OUR TAPET TECHNOLOGY IS PARTICULARLY UNCERTAIN.

         TAPET uses genetically altered salmonella bacteria for delivery of genes or enzymes to tumors. The use of bacteria in general, and salmonella in particular, to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. We cannot assure you that unacceptable side effects will not be discovered during preclinical and clinical testing of our potential products utilizing the TAPET technology. No products utilizing the TAPET technology are in human clinical trials, and the results of preclinical studies do not predict safety or efficacy in humans. Possible serious side effects of TAPET include bacterial infections, particularly the risk of sepsis, a serious and often fatal bacterial infection of the blood.

         WE NEED SIGNIFICANT ADDITIONAL FUNDS TO CONTINUE OUR RESEARCH AND PRODUCT DEVELOPMENT EFFORTS. FUNDS MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

         We will require substantial additional funds for our research and product development programs, for operating expenses and to pursue regulatory approvals. We also have significant financial commitments to academic collaborators in connection with license and sponsored research agreements. Adequate funds for these purposes, whether through financial markets or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed. Insufficient funds may require us to delay, scale back or eliminate our research and product development programs or to license third parties to commercialize products or technologies that we would otherwise seek to develop alone. If our funds are insufficient, we may be unable to meet our obligations under license agreements, research agreements or other collaborative agreements, make research payments or commercialize the technologies licensed under those agreements. If we fail to make any payments required to be made to academic collaborators or licensors, or if we are otherwise in default under agreements with those parties, they will have the right to terminate their research and license arrangements with us. Termination of any of these arrangements would have a material adverse effect on our business by rendering us unable to continue development of or to commercialize all or a portion of our product candidates licensed under these agreements.

         Our cash requirements may vary materially from those now planned because of:

         o unexpected positive or negative results of research and development and product testing which require investment in new or additional tests;

         o positive or negative developments in relationships with strategic partners or new relationships which require us to provide more or less funding on our own;

         o changes in the focus and direction of our research and development programs which require unanticipated investment in the development of new tests and procedures;

         o competitive and technological advances which would require us to abandon, alter or speed-up our development activities or to acquire or license new equipment and technologies; and

         o developments in the regulatory process in the United States and abroad which require unanticipated additional tests, new tests or extensive changes to our products and procedures.

         We received an opinion from our auditors, filed as part of Annual Report for the fiscal year ended December 31, 1998, expressing substantial doubt as to our ability to continue as a going concern because, at that time, our cash was not sufficient to continue operations through the end of 1999.

         WE DEPEND HEAVILY ON PATENTS AND TRADE SECRETS FOR PROTECTION OF OUR TECHNOLOGIES FROM USE BY OTHERS. OUR PATENT POSITION AND THE PROPRIETARY NATURE OF OUR TRADE SECRETS ARE UNCERTAIN.

         Our success will depend on our ability, or the ability of our licensors, to obtain and maintain patent protection on technologies and products, to preserve trade secrets and to operate without infringing the proprietary rights of others. We cannot assure you that patent applications filed by us or on our behalf will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Furthermore, we cannot assure you that others will not independently develop similar technologies or duplicate any technology developed by us. It is possible that before any of our potential products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent. Moreover, composition of matter patent protection, which gives patent protection for the structure of a compound, may not be available for certain of our product candidates. Specifically, we do not expect composition of matter patent protection to be available for 3TC, a novel nucleoside analog that we license from Yale, or for Promycin(R).

         Our processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued the risk increases that our processes and potential products may give rise to claims that they infringe the patents of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. We cannot assure you that we would prevail in any action of this type or that any license required would be made available on acceptable terms, if at all. If we become involved in litigation, it could consume a substantial portion of our resources.

         We are aware that patent applications have been filed by and/or United States patents have been issued to IAF BioChem International, Inc., Emory University, Glaxo Group Limited,

University of Georgia Research Foundation, Inc., and The Wellcome Foundation Limited of Unicorn House that relate to the subject matter of patent applications that we have licensed, namely applications relating to 3TC and/or its use as an anti-hepatitis B virus agent. We are also aware that patent applications have been filed by BioChem Pharma Inc. that relate to subject matter that we license, namely b-L-FddC and its use as an anti-hepatitis B virus agent.

         We also rely on trade secrets that we may seek to protect through confidentiality agreements with employees and other parties. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that our consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, third parties may own all or part of the proprietary rights to such information, and disputes may arise as to the ownership of the proprietary rights to such information which may not be resolved in our favor.

         WE HAVE PAID AND MUST CONTINUE TO PAY SIGNIFICANT AMOUNTS OF MONEY TO YALE, BUT WE MAY NEVER REALIZE ANY BENEFITS FROM OUR AGREEMENTS WITH YALE.

         We have incurred significant financial commitments to academic collaborators in connection with licenses and sponsored research agreements. In particular, through December 31, 1998, we have paid to Yale approximately $6,100,000, and we continue to have substantial funding commitments to Yale whether or not the research results in suitable product candidates. Moreover, we generally do not have the right to control the research that Yale is conducting pursuant to sponsored research agreements, and we cannot assure you that the funds will be used to conduct research relating to products that we wish to pursue or will result in products that we will pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

         WE DEPEND HEAVILY ON KEY PERSONNEL AS WELL AS COLLABORATORS AND RESEARCH INSTITUTIONS.

         Because of the specialized scientific nature of our business, we are dependent upon our ability to attract and retain qualified management and scientific and technical personnel. We are also dependent upon other key employees, collaborators at other research institutions and our scientific advisors. The loss of any individuals upon whom we are dependent would have a material adverse effect on our business. Competition among biopharmaceutical and biotechnology companies for qualified employees is intense. The loss of qualified employees, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could adversely affect our business and prospects. We cannot assure you that we will be able to retain and continue to attract qualified employees.

         WE DEPEND ON OTHER PARTIES FOR ASPECTS OF OUR PRODUCT DEVELOPMENT EFFORTS, AND WE DO NOT HAVE MANUFACTURING, MARKETING OR REGULATORY CAPABILITIES OF OUR OWN.

         Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees and others, and is dependent upon the subsequent success of these outside parties in performing their responsibilities. We also rely on our collaborative partners to conduct research efforts and clinical trials, to obtain regulatory approvals and to manufacture and to market our products. In particular, we have engaged a contract research organization to conduct the Phase III clinical studies of porfiromycin. The amount and timing of resources to be devoted to these activities by these other parties may not be within our control. We cannot assure you that these parties will perform their obligations as expected or that we will derive any revenue from these arrangements.

         We have no experience in manufacturing or marketing any therapeutic products. We currently do not have the resources to manufacture or market independently on a commercial scale any products that we may develop. We currently intend to outsource some or all manufacturing requirements we may have. We cannot assure you that we will be able to enter into suitable arrangements for manufacturing. If we decide to establish a manufacturing facility, we will require substantial additional funds and will be required to hire and retain significant additional personnel and comply with the extensive FDA-mandated good manufacturing practices that would apply to such a facility.

         WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         The FDA and comparable foreign regulatory authorities require rigorous pre-clinical testing, clinical trials and other approval procedures for human pharmaceutical products. Numerous regulations also govern the manufacturing, safety, labeling, storage, record keeping, reporting and marketing of pharmaceutical products. Governmental regulation may significantly delay the marketing of our products, prevent marketing of products altogether or impose costly requirements on our activities. A delay in obtaining or failure to obtain regulatory approvals for any of our drug candidates will have an adverse effect on our business. We cannot predict the adverse effects that existing or future government regulations may have on our business.

         Government regulatory requirements vary widely from country to country, and the time required to complete pre-clinical testing and clinical trials and to obtain regulatory approvals is typically several years or more. We expect the process of obtaining approvals and complying with appropriate government regulations to be time consuming and expensive. Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information we submit could also result in added cost, delays or rejections. If we are unable to demonstrate the safety and effectiveness of our drug candidates to the satisfaction of government authorities, our business will be adversely affected.

         We have obtained Orphan Drug status from the FDA, which gives us seven year marketing exclusivity from the date the FDA gives marketing approval, for Promycin(R), and we intend to seek Orphan Drug designation for products where appropriate and where no patent protection is feasible. We cannot assure you that Orphan Drug status will be obtained for any of our other proposed products.

         Even if our products receive regulatory approval, we may still face difficulties in marketing and manufacturing those products. The approval of any of our drug candidates may limit the indicated uses of the drug candidate. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

          o    fines,

          o    suspended regulatory approvals,

          o    refusal to approve pending applications,

          o    refusal to permit exports from the United States,

          o    product recalls,

          o    seizure of products,

          o    injunctions,

          o    operating restrictions, and

          o    criminal prosecutions.

         THERE IS UNCERTAINTY RELATED TO HEALTHCARE REIMBURSEMENT AND REFORM MEASURES WHICH COULD AFFECT THE COMMERCIAL VIABILITY OF ANY PRODUCTS DEVELOPED BY US.

         Our success in generating revenue from sales of therapeutic products may depend on the extent to which reimbursement for the cost of those products will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved healthcare products. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our therapeutic products, the market acceptance of these products could be adversely affected. Further, we cannot assure you that adequate third-party insurance coverage will be available for us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in developing new therapies or products.

          Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications other than those for which the FDA has granted marketing approval. In addition, Congress regularly considers numerous proposals relating to healthcare reform which, if adopted, could affect the amount paid for pharmaceutical products and medical procedures. We are unable to predict which proposals, if any, will be adopted, or the effect they may have on our operations.

         WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

         The market for cancer products is large and growing rapidly and will attract new entrants. We are in competition with other pharmaceutical companies, biotechnology companies and research and academic institutions. Many of these companies have substantially greater financial and other resources and development capabilities than us and have substantially greater experience in undertaking pre-clinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. Accordingly, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop.

         In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities. We cannot assure you that we will develop products that are more effective or achieve greater market acceptance than our competitors' products, or that our competitors will not succeed in developing products and technologies that are more effective than those that we are developing or that would render our products and technologies less competitive or obsolete.

         THE TESTING AND MARKETING OF OUR POTENTIAL PRODUCTS WILL PRESENT LIABILITY RISKS.

         Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products. We do not currently have any product liability insurance. When we seek to obtain product liability insurance, we cannot assure you that we will be able to obtain or maintain product liability insurance on acceptable terms, that insurance will provide adequate coverage against potential liabilities or that a product liability claim will not have a material adverse effect on our business.

         OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT AMOUNT OF STOCK OF VION AND EXERT CONSIDERABLE CONTROL OVER VION.

         As of May 17, 1999, our directors and executive officers beneficially owned approximately 10.9% of our outstanding common stock. As a result, these stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control that may be favored by other stockholders.

         OUR BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER AUTHORIZATION. PREFERRED STOCK COULD BE USED AS AN ANTI-TAKEOVER DEVICE.

         Our Board of Directors is also authorized to issue from time to time, without stockholder authorization, shares of preferred stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to our other stockholders. Preferred stockholders could receive voting rights and rights to payments on liquidation or of dividends or other rights which are greater than the rights of the holders of the common stock. Moreover, the issuance of preferred stock may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, voting control of our stock. This provision could also discourage, hinder or preclude an unsolicited acquisition and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt.

         OUR COMMON STOCK COULD BE DELISTED BY THE NASDAQ STOCK MARKET.

         We cannot assure you that we will continue to meet the criteria for continued listing of our common stock on the Nasdaq SmallCap Market. If we are unable to satisfy Nasdaq's requirements, our common stock may be delisted from Nasdaq. In such event, trading, if any, in the common stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our common stock could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of Vion and lower prices for our common stock than might otherwise be attained.

         Continued inclusion on the Nasdaq SmallCap Market generally requires that:

          o we maintain at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years;

          o we have at least 500,000 shares in the public float valued at $1,000,000 or more;

          o    our common stock has a minimum bid price of $1.00;

          o    we have at least two active market makers; and

          o    we have at least 300 holders of our common stock.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders.


                              SELLING STOCKHOLDERS

         The following table sets forth the common stock ownership of the selling stockholders as of May 28, 1999, as adjusted to reflect the sale of the common stock in this offering. Except as set forth below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

                                                     SHARES OF                          SHARES OF        PERCENTAGE OF
                                                      COMMON                          COMMON STOCK       COMMON STOCK
                                                STOCK BENEFICIALLY                    BENEFICIALLY       BENEFICIALLY
                                                    OWNED PRIOR         SHARES            OWNED              OWNED
                                                    TO OFFERING       BEING SOLD     AFTER OFFERING     AFTER OFFERING
                                                    -----------       ----------     --------------     --------------

Elliott Associates, L.P. (1)(2)                      1,503,927         223,479          1,280,448             7.93%

Kleinwort Benson Limited                               --              150,848             --                 --*

United Equities Commodities Company                    --              223,479             --                 --*

Wechsler & Co., Inc.                                   --               55,870             --                 --*

Westgate International, L.P. (2)(3)                  1,506,352         223,478          1,282,874             7.95%

Winchester Capital Healthcare Partners, LLC            --               16,761             --                 --*
------------------

* Less than 1.0%

(1) The number of shares of common stock beneficially owned by Elliott Associates, L.P. includes (a) 78,132 shares of common stock issuable upon the exercise of Class A Warrants, (b) 78,132 shares of common stock issuable upon the exercise of Class B Warrants and (c) 722,195 shares of common stock issuable upon conversion of shares of 5% Convertible Preferred Stock Series 1998. The shares beneficially owned by Elliott Associates, L.P. represent 9.32% of outstanding shares of common stock prior to the offering. On August 27, 1998, Elliott Associates, L.P., together with Westgate International, L.P., exercised their rights as holders of the 5% Convertible Preferred Stock Series 1998, to nominate a candidate for election to the company's board of directors. That candidate, Alan Kessman, is now the President and Chief Executive Officer, as well as a director, of the company. The foregoing information is compiled from a
Schedule 13D filed August 14, 1998, as amended by Amendment No. 1 and Amendment No. 2, dated September 3, 1998 and April 16, 1999, respectively.

(2) The number of shares of common stock beneficially owned by Westgate International, L.P. includes (a) 77,724 shares of common stock issuable upon the exercise of Class A Warrants, (b) 77,724 shares of common stock issuable upon the exercise of Class B Warrants and (c) 722,195 shares of common stock issuable upon conversion of shares of 5% Convertible Preferred Stock Series 1998. The shares beneficially owned by Westgate International, L.P. represent 9.33% of outstanding shares of common stock prior to the offering. On August 27, 1998, Westgate International, L.P., together with Elliott Associates, L.P., exercised their rights as holders of the 5% Convertible Preferred Stock Series 1998, to nominate a candidate for election to the company's board of directors. That candidate, Alan Kessman, is now the President and Chief Executive Officer, as well as a director, of the company. The foregoing information is compiled from a
Schedule 13D filed August 14, 1998, as amended by Amendment No. 1 and Amendment No. 2, dated September 3, 1998 and April 16, 1999, respectively.

(3) Elliott Associates, L.P., Westgate International, L.P. and Martley International, Inc. have acted as a group (within the meaning of Rule 13D-1 under the Federal securities laws) for the purpose of acquiring securities of the company. Martley International, Inc. is the investment advisor for Westgate International, L.P. and Martley expressly disclaims equitable ownership of and pecuniary interest in any common stock.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. We are paying all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. Brokerage commissions, if any, attributable to the sale of shares will be borne by the selling stockholders.

         Sales or dispositions of shares of common stock may be effected from time to time in transactions permitted by the Securities Act of 1933, including block transactions, on the Nasdaq SmallCap Market, in negotiated transactions, or a combination of these methods, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. The selling stockholders may effect transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of common stock for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid to a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and any broker-dealers that act in connection with the sale of the common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act of 1933. Liabilities under the federal securities laws cannot be waived.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act of 1933. Furthermore, in the event of a "distribution" of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

         The selling stockholders may be entitled under agreements entered into with us to indemnification against liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus have been passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                     EXPERTS

         Our financial statements as of December 31, 1998 and for the years ended December 31, 1998 and 1997 and the period from May 1, 1994 (inception) to December 31, 1998 incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report dated February 12, 1999, and are incorporated by reference in reliance upon that report given upon the authority of Ernst & Young LLP as experts in accounting and auditing.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors," that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" much of the information we file with them (File No. 0-26534), which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all their shares of common stock:

         (a) Our Annual Report on Form 10-KSB/A Amendment No. 1 for the year ended December 31, 1998;

         (b) Our Current Report on Form 8-K filed April 28, 1999;

         (c) The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated July 31, 1995; and

         (d) Our Quarterly Report on Form 10-QSB for the three months ended March 31, 1999.

         The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Thomas E. Klein, Vice President -- Finance and Chief Financial Officer, Telephone: (203) 498-4210.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:


                                                              AMOUNT

SEC Registration Fee..................................   $     1,422.00
Legal, Accounting and Printing Expenses...............   $    31,500.00*
Miscellaneous Expenses................................   $     1,078.00*
                                                          --------------
Total.................................................   $    34,000.00*

---------------

* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the General Corporation Law of the State of Delaware ("DGCL"), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

         Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section
145. The registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 16. EXHIBITS

  4.1 -- Restated Certificate of Incorporation of the Registrant, as amended.(1)

  4.2 -- By-Laws of the Registrant.(2)

  4.3 -- Form of Common Stock Investment Agreement.

  5.1 -- Opinion of Fulbright & Jaworski L.L.P.

 23.1 -- Consent of Ernst & Young L.L.P.

 23.2 -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

 24.1 -- Power of Attorney (included on signature page)

 99.1 -- Form of Registration Rights Agreement.

------------------
(1) Incorporated by reference to the registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

(2) Incorporated by reference to the registrant's Registration Statement on Form SB-2 (File No. 33-93468), effective August 14, 1995.


ITEM 17.  UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on May 28, 1999.

                                        VION PHARMACEUTICALS, INC.
                                        (Registrant)



                                        By:   /s/ Alan Kessman
                                           ------------------------------------
                                              Alan Kessman, President and Chief
                                              Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan Kessman and Thomas E. Klein, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                           TITLE                                  DATE
         ---------                           -----                                  ----
/s/ William R. Miller               Chairman of the Board                        June 1, 1999
----------------------
William R. Miller


/s/ Alan Kessman                    President, Chief Executive                   June 1, 1999
----------------------              Officer and Director (Principal
Alan Kessman                        Executive Officer)





/s/ Thomas E. Klein                 Vice President -- Finance                    June 1, 1999
----------------------              and Chief Financial Officer
Thomas E. Klein                     (Principal Financial and
                                    Accounting Officer)



/s/ Michel C. Bergerac              Director                                     June 1, 1999
----------------------
Michel C. Bergerac


/s/ Frank T. Cary                   Director                                     June 1, 1999
----------------------
Frank T. Cary


/s/ James Ferguson                  Director                                     June 1, 1999
----------------------
James Ferguson


/s/ Michael C. Kent                 Director                                     June 1, 1999
----------------------
Michael C. Kent


/s/ Alan C. Sartorelli              Director                                     June 1, 1999
----------------------
Alan C. Sartorelli


/s/ E. Donald Shapiro               Director                                     June 1, 1999
----------------------
E. Donald Shapiro


/s/ Walter B. Wriston               Director                                     June 1, 1999
----------------------
Walter B. Wriston
